Exhibit 5.1


             [Letterhead of Danzig Garubo & Kaye, LLP]





April 10, 1997

Brush Creek Mining and Development Co., Inc.
970 E. Main Street
Suite 200
Grass Valley, CA 95945

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Brush Creek Mining and Development Co., Inc. (the "Company"), a Nevada corporation, in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering an aggregate of 880,000 shares of the Company's Common Stock, $.0001 par value ("Common Stock"), issuable pursuant to a consulting agreement by and among the Company, Tiger Eye Capital L.L.C. and Jason H. Pollak.

In acting as counsel for the Company, and arriving at the opinion as expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinion expressed herein.

In connection with our examination, we have assumed the genuineness of the signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that the Company has authority to issue the Common Stock in the manner and under the terms set forth in the Registration Statement, and the Common Stock has been duly authorized and when issued, delivered and paid for by recipients in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to the laws other than those of the States of New Jersey and New York and the federal laws of the United States, and we assume no responsibility as to the applicability or the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and its use as part of the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Very truly yours,

DANZIG GARUBO & KAYE, LLP

/s/Danzig Garubo & Kaye, LLP